                                                             EXHIBIT 99.22(p)(2)

================================================================================

                                 CODE OF ETHICS

                                       OF

                         BROWN CAPITAL MANAGEMENT, INC.

                                   INCLUDING:

                             STATEMENT OF CONDUCT OF
                         BROWN CAPITAL MANAGEMENT, INC.

                                   ----------

                             STATEMENT OF POLICY ON
                             SECURITIES TRANSACTIONS
                                   ----------

                                       AND

                                   ----------

                             STATEMENT OF POLICY ON
                                 INSIDER TRADING
                                   ----------

================================================================================

Copyright 2000, Brown Capital Management, Inc.
All Rights Reserved

                                TABLE OF CONTENTS

                            GENERAL POLICY STATEMENT
                                       and
                                   DEFINITIONS
A.    GENERAL POLICY STATEMENT..................................................     1
   Purpose and Scope of Code of Ethics..........................................     1
   Applicability................................................................     1
   Fiduciary Responsibilities...................................................     1
   Limited Scope................................................................     2
   Responsibilities.............................................................     2
B.    DEFINITIONS...............................................................     2

                              STATEMENT OF CONDUCT
                                       OF
                            BROWN CAPITAL MANAGEMENT

A.    CONFLICTS OF INTEREST.....................................................     6
   Relationships with Profitmaking Enterprises, Including
      Investment Clubs..........................................................     6
   Service with Nonprofitmaking Enterprises.....................................     7
   Relationships with Financial Service Firms...................................     7
B.    CONFIDENTIALITY...........................................................     7
   Internal Operating Procedures and Planning...................................     7
   Clients and Brown Capital Management Mutual Fund Shareholders................     8
   Investment Advice............................................................     8
   Investment Research..........................................................     8
C.    ANNUAL REPORTS AND RECORDS RETENTION......................................     9
   Reports to Funds.............................................................     9
   Record Retention.............................................................     9
   Inspection...................................................................    10
   Confidentiality..............................................................    10
D.    MISCELLANEOUS POLICIES, PROCEDURES AND PROHIBITIONS.......................    10
   Illegal Payments.............................................................    10
   Policy Regarding Acceptance of Gifts and Gratuities..........................    10
   Gifts........................................................................    10
   Entertainment................................................................    11
   Research Trips...............................................................    11
   Political Activities.........................................................    11
   Protection of Corporate Assets...............................................    11
   Quality of Services..........................................................    12
   Record Retention.............................................................    12
   Referral Fees................................................................    12
   Release of Information to the Press..........................................    12

   Service as Trustee, Executor or Personal Representative......................    13
   Speaking Engagements and Publications........................................    13
   Trading in Securities with Material, Non-Public Information..................    13
   Understanding as to Clients' Accounts and Company Records at
   Time of Covered Person's Termination.........................................    13
   Internal Use.................................................................    14
   Questions Regarding the Code of Ethics.......................................    14
E.    PENALTY GUIDELINES........................................................    14
   Overview.....................................................................    14
   Penalty Guidelines...........................................................    14

                               STATEMENT OF POLICY
                                       ON
                             SECURITIES TRANSACTIONS

A.    BACKGROUND INFORMATION....................................................    16
   Legal Requirement............................................................    16
   Brown Capital Management's Fiduciary Position................................    16
   Purpose of Securities Transactions Policy....................................    16
B.    OVERVIEW..................................................................    16
   Applicability................................................................    17
   Excluded Transactions........................................................    17
C.    DISCLOSURE OF CONFLICTS...................................................    18
D.    PRECLEARANCE..............................................................    18
   Preclearance Procedures......................................................    18
   Reasons for Disallowing Proposed Transactions................................    19
   Preclearance of Tender Offers and Stock Purchase Plans.......................    19
E.    OTHER TRADING RULES.......................................................    19
   IPOs and Hot Issues and Limited Offerings....................................    19
   60 Day "Short Swing Profit" Rule.............................................    20
   Blackout Period..............................................................    20
   Fifteen Day "Price Advantage" Rule...........................................    20
   Seven Day Rule...............................................................    21
   Short Sales..................................................................    21
   Hedge Funds, Investment Clubs and Other Investments..........................    21
   Caution Regarding Personal Trading Activities................................    21
F.    REPORTING REQUIREMENTS....................................................    21
   Account Reports..............................................................    21
   Access Persons Trading and Holding Reports...................................    22
   Non-Access Persons...........................................................    23
   Non-Influence and Non-Control Accounts.......................................    23
   Other Required Forms.........................................................    23
   Review of Records, Forms and Reports.........................................    24
G. MISCELLANEOUS RULES REGARDING PERSONAL SECURITIES
     TRANSACTIONS...............................................................    24
   Dealing with Clients.........................................................    24

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

   Margin Accounts..............................................................    25
   Trading Activity.............................................................    25
   Ownership Reporting Requirements - 0.5% Ownership............................    25
   Confidentiality of Records...................................................    25
   Questions about Securities Transactions Policy...............................    25
   Sanctions....................................................................    25

                               STATEMENT OF POLICY
                                       ON
                                 INSIDER TRADING

A.    BACKGROUND INFORMATION....................................................    27
   Introduction.................................................................    27
   Purpose of Insider Trading Policy............................................    28
   The Basic Insider Trading Prohibition........................................    28
B.    POLICY....................................................................    28
   Policy of Brown Capital Management on Insider Trading........................    28
   Need to Know" Policy.........................................................    29
C.    PENALTIES.................................................................    29
   Sanctions....................................................................    29
D.    OVERVIEW..................................................................    29
   Basic Concepts of Insider Trading............................................    29
   Fiduciary Duty/Misappropriation..............................................    30
   Materiality..................................................................    30
   Non-Public vs. Public Information............................................    31
   Concept of Possession........................................................    32
   Tender Offers................................................................    32
E.    PROCEDURES................................................................    32
   Procedures to be Followed When Receiving Material,
      Non-Public Information....................................................    32
   Education Program............................................................    33
   Questions....................................................................    33

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

                            GENERAL POLICY STATEMENT

                                       AND

                                   DEFINITIONS

A.    GENERAL POLICY STATEMENT

PURPOSE AND SCOPE OF CODE OF ETHICS.

      In recognition of Brown Capital Management's commitment to maintain the highest standards of professional conduct and ethics, the firm's Board of Directors has adopted this Code of Ethics ("Code of Ethics"), which is composed of:

      1. Statement of Conduct of Brown Capital Management, Inc. (the "Statement of Conduct");

      2. Statement of Policy on Securities Transactions (the "Securities Transactions Policy"); and

      3.    Statement of Policy on Insider Trading (the "Insider Trading
            Policy").

The purpose of this Code of Ethics is to help preserve the Company's most valuable asset - the reputation of Brown Capital Management and its employees.

APPLICABILITY.

      All Covered Persons are subject to the Code of Ethics.

FIDUCIARY RESPONSIBILITIES.

      Simply stated, the primary responsibility of Brown Capital Management as an investment adviser is to render to clients, on a professional basis, unbiased and continuous advice regarding their investments. As an investment adviser, Brown Capital Management has a fiduciary relationship with all clients, which means that the Company and its employees have an absolute duty of undivided loyalty, fairness and good faith toward clients and Fund shareholders and a corresponding obligation to refrain from taking any action or seeking any benefit which would, or which would appear to, prejudice the rights of any client or shareholder or conflict with a client's or shareholder's best interests.

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LIMITED SCOPE.

      This Code of Ethics was not written for the purpose of covering all policies, Codes of Ethics and regulations to which Covered Persons may be subject. Covered Persons, as members of various securities or other professional associations, may be subject to other Codes of Ethics in addition to this Code of Ethics.

RESPONSIBILITIES.

      Covered Persons are required to read and retain these Code of Ethics and to sign and return the attached ACKNOWLEDGMENT OF RECEIPT FORM to the Chief Compliance Officer upon commencement of employment or other services. All Covered Persons will be provided with all amendments to this Code of Ethics. At such time, each Covered Person must sign and return the attached ACKNOWLEDGMENT OF AMENDMENT FORM to the Chief Compliance Officer. On an annual basis thereafter, Covered Persons will be required to complete an ANNUAL CERTIFICATION FORM and an ANNUAL HOLDINGS FORM. The ANNUAL HOLDINGS FORM reports all reportable securities as of the end of each year. The ANNUAL CERTIFICATION FORM confirms that an individual (i) has received, read and asked any questions necessary to understand the Code of Ethics; (ii) has agreed to conduct his or her behavior in accordance with the Code of Ethics; and (iii) has complied with the Code of Ethics during such time as he or she has been associated with Brown Capital Management. Depending on a person's status, he or she may be required to submit additional reports and/or obtain clearances as discussed more fully below. Strict compliance with the Code of Ethics is considered a basic condition of employment with the firm. Breach of the Code of Ethics may result in the surrender of all profits realized on a transaction. In addition, any breach of the Code of Ethics may constitute grounds for disciplinary action, including dismissal.

B.    DEFINITIONS.

      The following definitions are used throughout this document. Covered Persons are responsible for reading and being familiar with each definition.

      1. "Access person" is defined as a "supervised person" who: a) has access to nonpublic information regarding any clients' purchase or sale of securities; or b) is involved in making recommendations; or
            c) has access to recommendations that are nonpublic.

      2. "Supervised Person" is defined as including: a) Brown Capital Management's officers, directors; b) employees; and c) any other person who provides advice on behalf of Brown Capital Management and is subject to the Brown Capital Management's supervision and control.

      3.    "Advisory Person" shall mean:

            1) Any employee of Brown Capital Management (or of any company in a control relationship to Brown Capital Management) who in connection

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

                  with his or her regular functions or duties, makes, participates in or obtains information regarding the purchase or sale of securities by Funds, or whose functions relate to the making of any recommendations with respect to such purchases and sales, or who is a registered Investment Adviser; and

            2) Any natural person in a control relationship to the Funds or Brown Capital Management who obtains information concerning recommendations made to the Funds or for the account of clients with regard to the purchase or sale of securities.

            3. "Beneficial Ownership" shall be interpreted in the same manner as it would be under Rule 16a-1(a)(2) under the Securities Exchange Act of 1934 (the "Exchange Act") in determining whether a person is subject to the provisions of Section 16, except that the determination of direct or indirect Beneficial Ownership shall apply to all securities which an Access Person has or acquires. For example, in addition to a person's own accounts, the term "Beneficial Ownership" encompasses securities held in the name of a spouse or equivalent domestic partner, minor children, a relative sharing the home of that person, or certain trusts under which that person or a related party is a beneficiary, or held under other arrangements indicating a sharing of financial interest.

            4.  "Company" shall mean Brown Capital Management, Inc. (BCM)

            5.  "Control" shall have the same meaning as that set forth in
                Section 2(a)(9) of the Investment Company Act of 1940 (the "'40 Act").

            6. "Covered Persons" are all Directors, officers, and full-time, part-time or temporary employees of BCM, and persons working at BCM on a contract basis.

            7. "Covered Securities" are securities in which the access person has, or acquires, any direct or indirect beneficial ownership which would generally include all securities, whether publicly or privately traded, and any option, future, forward contract or other obligation involving a security or index thereof, including an instrument whose value is derived or based on any of the above (a "derivative"). The term Covered Security includes any separate security, which is convertible into or exchangeable for, or which confers a right to purchase such security. The following investments are not Covered Securities:

                  - shares of registered open-end investment companies (e.g., mutual funds); with the exception of BCM Mutual Funds, Calvert Mutual Funds, Vantage Point Funds, and Equitable Mutual Funds. All BCM fund, Calvert Mutual Fund, Vantage Point Fund, and Equitable Mutual Fund purchases/sales must be submitted to the CCO for pre-approval with the exception of those orders set-up through an automated clearing house.

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

                  - direct obligations of the U.S. government (e.g., Treasury securities)

                  - money market instruments, such as bank certificates of deposit, bankers acceptances, repurchase agreements, and commercial paper.

                  - Transactions in units of unit investment trusts if the trust is invested exclusively in unaffiliated mutual funds.

            8     "Directors" are directors of BCM.

            9. "Initial Public Offering" means an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of sections 13 or 15(d) of the Exchange Act.

            10.   "Inside Directors" are Directors who are also employed by BCM.

            11. "Investment Personnel" shall mean (i) a person who makes decisions regarding the purchase or sale of securities by or on behalf of the BCM or advisory clients and any person such as an analyst or trader who directly assists in the process, and (ii) any natural person who controls BCM and who obtains information concerning recommendations made to Funds regarding the purchase or sale of securities by the Funds.

            12    "BCM" is Brown Capital Management, Inc.

            13. "Funds" are the BCM Balanced Fund, BCM Equity Fund, BCM Small Company Fund, BCM International Equity Fund, and any other funds for which BCM acts as an investment adviser.

            14. "Limited Offering" means an offering that is exempt from registration under the Securities Act of 1933 (the "Securities Act") pursuant to section 4(2) or section 4(6) or pursuant to rule 504, rule 505 or rule 506 thereunder.

            15.   "NASD" is the National Association of Securities Dealers, Inc.

            16.   "Non-Access Person" is any person that is not an Access
                  Person.

            17.   "Outside Directors" are Directors who are not employed by BCM.

            18. "Security Held or to be Acquired" means any Covered Security which, within the most recent 15 days (i) is or has been held by the Funds; or (ii) is being or has been considered by the Funds for purchase.

            19    "SEC" is the Securities and Exchange Commission.

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

            20. "Ethics Committee" means a committee of persons designated by the Board of Directors which shall meet to evaluate certain ethics issues referred to the committee by the Chief Compliance Officer.

            21. "Chief Compliance Officer CCO" means an individual designated by the Board of Directors to review and evaluate regulatory and ethical issues for the Company and ensure compliance with this Code of Ethics and the applicable securities laws.

            22.   "Board of Directors" means the Board of Directors of BCM.

                              STATEMENT OF CONDUCT

                                       OF

                            BROWN CAPITAL MANAGEMENT

A.    COMPLIANCE WITH LAWS AND REGULATIONS.

      All BCM Covered Persons must comply with applicable federal securities laws.

      In connection with the purchase or sale of a security held or to be purchased by a client, either directly or indirectly; Covered Persons are not permitted to defraud, mislead, omit material facts, engage in any act, practice or conduct which operates as a fraud, engage in any manipulative practice with respect to client or securities, including price manipulations.

B.    CONFLICTS OF INTEREST

      BCM has a fiduciary relationship with all clients, which means that the Company has an absolute duty of undivided loyalty, fairness and good faith towards all clients and Fund shareholders. This duty imposes an obligation on all BCM personnel to refrain from taking any action or seeking any benefit which would, or which would appear to, prejudice the rights of any client or shareholder or conflict with the client's or shareholder's best interests. Covered Persons under this Code of Ethics are expected to conduct all of their affairs in a manner which serves to promote and enhance the reputation of BCM. While achieving this result usually involves nothing more than the exercise of good judgment, set forth below is a discussion of some of the guidelines BCM expects Covered Persons to follow.

RELATIONSHIPS WITH PROFITMAKING ENTERPRISES, INCLUDING INVESTMENT CLUBS.

      A conflict may occur when Covered Persons: are employed by another firm, directly or as a consultant; have a direct financial interest in another firm; have an immediate family financial interest in another firm; or are directors, officers or partners of another firm.

      Covered Persons sometimes serve as directors, officers, partners, or in other capacities with profitmaking enterprises not related to BCM or the Funds. Covered Persons are generally prohibited from serving as officers or directors of corporations which are approved or are likely to be approved for purchase in the Company's client accounts.

      A Covered Person who is contemplating obtaining an interest that might conflict or appear to conflict with the interests of BCM, such as accepting an appointment as a director, officer or partner of an outside profitmaking enterprise or forming or participating in a stock or investment club, must receive the prior approval of the CCO. Upon review by the CCO, the Covered Person will be advised of the decision. In addition, transactions through investment clubs are subject to the firm's Securities Transactions Policy. Decisions by the CCO regarding outside directorships in profitmaking enterprises will be reviewed by the Ethics Committee before becoming final.

      Covered Persons may serve as directors or as members of committees of the board of directors or in similar positions for non-public, for-profit entities in connection with their professional activities at BCM. Covered Persons must obtain the permission of the CCO before accepting such a position and must relinquish the position if the entity becomes publicly held, unless otherwise determined by the CCO or Ethics Committee.

SERVICE WITH NONPROFITMAKING ENTERPRISES.

      BCM encourages Covered Persons to become involved in community programs and civic affairs. However, Covered Persons should not permit such activities to affect the performance of their job responsibilities. Approval by the CCO must be obtained before a Covered Person accepts a position as a trustee or member of the board of directors of any nonprofit organization.

RELATIONSHIPS WITH FINANCIAL SERVICE FIRMS.

      In order to avoid any actual or apparent conflicts of interest, Covered Persons are prohibited from investing in or entering into any relationship, either directly or indirectly, with corporations, partnerships, or other entities which are engaged in business as a broker, a dealer, an underwriter, and/or an investment adviser. This, however, is not meant to prevent Covered Persons from purchasing publicly traded securities of broker/dealers, investment advisers or other companies engaged in the mutual fund industry. Of course, all such purchases are subject to normal prior clearance and reporting procedures, set forth elsewhere in this Code of Ethics. This policy does not preclude a Covered Person from engaging an outside investment adviser to manage his or her assets.

      If any member of a Covered Person's immediate family is employed by, has a partnership interest in, or has an equity interest of 0.5% or more in a broker/dealer, investment adviser or other company engaged in the mutual fund industry, such relationship must be reported to the CCO.

B.    CONFIDENTIALITY

      The exercise of confidentiality extends to four major areas of Company operations: internal operating procedures and planning; clients and mutual fund shareholders; investment advice; and investment research.

INTERNAL OPERATING PROCEDURES AND PLANNING.

      During the years BCM has been in business, a great deal of creative talent has been used to develop specialized and unique methods of operations and portfolio management. In many cases, the Company believes these methods give BCM an advantage over competitors, and the Company does not want these ideas disseminated outside the firm. Accordingly, Covered Persons should be guarded in discussing BCM business practices with outsiders. Any requests from outsiders for specific information of this type should be cleared with a supervisor before it is released.

CLIENTS AND BROWN CAPITAL MANAGEMENT MUTUAL FUND SHAREHOLDERS.

      In many instances, when clients subscribe to Company services, they are asked to disclose fully their financial status and needs. This is done only after assurances have been provided that every member of BCM will hold this information in the strictest of confidences. It is essential that all Covered Persons respect and honor this trust. A simple rule for Covered Persons to follow is that the names of clients or Fund shareholders or any information pertaining to client investments must never be divulged to anyone outside the firm, not even to immediate family members.

INVESTMENT ADVICE.

      Because of the fine reputation BCM enjoys, there is a great deal of public interest in what the Company is doing in the market. There are two major considerations that dictate why Covered Persons must not provide investment "tips":

- From the point of view of BCM clients, it is not fair to give other people information which clients must purchase.

- From the point of view of BCM, it is not desirable to create an outside demand for a stock when that stock is being purchased for clients. This will only serve to push the price of the stock up. The reverse is true if the Company is selling the stock.

      In light of these considerations, Covered Persons must never disclose to outsiders BCM buy and sell recommendations; securities being considered for future investment; or the portfolio holdings of clients or Funds.

      The practice of giving investment advice informally to family members should be restricted to very close relatives. Any transactions resulting from such advice are subject to the prior approval and reporting requirements of the Securities Transactions Policy. Under no circumstances should a Covered Person receive compensation directly or indirectly (other than from BCM) for rendering advice to either clients or non-clients.

INVESTMENT RESEARCH.

      Any report circulated by a research analyst with the word "confidential" stamped on the first page is confidential in its entirety and should not be reproduced or shown to anyone outside of BCM, except for clients where appropriate.

      Covered Persons must use care in disposing of any confidential records or correspondence. Confidential material that is to be discarded should be shredded.

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

C.    ANNUAL REPORTS AND RECORDS RETENTION

REPORTS TO FUNDS.

      The CCO shall prepare a written report to the Board of Directors of the Funds at least annually. The written report shall include any certification required by Rule 17j-1 of the '40 Act. This report shall set forth the following information, and shall be confidential:

- Copies of the Code of Ethics, as revised, including a summary of any changes made since the last report;

- Identification of any material issues arising under the Code of Ethics including material violations requiring significant remedial action since the last report;

-     Identification of any material conflicts that arose since the last report;
      and

- Recommendations, if any, regarding changes in existing restrictions or procedures based upon BCM's experience under these Code of Ethics, evolving industry practices, or developments in applicable laws or regulations.

RECORD RETENTION.

        The CCO shall maintain the following records on behalf of BCM:

- A copy of this Code of Ethics and any amendment thereof which is or at any time within the past five years has been in effect.

- A record of any violation of this Code of Ethics, or any amendment thereof, and of any action taken as a result of such violation, for the past five years.

- Files for personal securities transaction confirmations and account statements, all reports and other forms submitted by Covered Persons pursuant to these Code of Ethics and any other pertinent information, for the past five years.

- A list of all persons who are, or have been, required to make reports pursuant to these Code of Ethics for the past five years.

- A list of persons who are, or within the last five years have been responsible for, reviewing transaction and holdings reports.

- A copy of each report made to the Funds pursuant to this Code of Ethics for the past five years.

- A record of any decision, and the reasons supporting that decision, to approve the acquisition, by Investment Persons, of securities through an Initial Public Offering or Limited Offering for the past five years.

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

INSPECTION.

      The records and reports maintained by the CCO pursuant to the Code of Ethics shall at all times be available for inspection, without prior notice, by any member of the Board of Directors. These records and reports will also be made available to the SEC for reasonable, periodic, special or other examination.

CONFIDENTIALITY.

      All procedures, reports and records monitored, prepared or maintained pursuant to these Code of Ethics shall be considered confidential and proprietary to BCM and shall be maintained and protected accordingly. Except as otherwise required by law or this Code of Ethics, such matters shall not be disclosed to anyone other than to members of the Board of Directors.

D.    MISCELLANEOUS POLICIES, PROCEDURES AND PROHIBITIONS

ILLEGAL PAYMENTS.

      State, federal and foreign laws prohibit the payment of bribes, kickbacks or other illegal gratuities or payments by or on behalf of BCM. BCM, through its policies and practices, is committed to comply fully with these laws.

POLICY REGARDING ACCEPTANCE OF GIFTS AND GRATUITIES.

      BCM, as well as Covered Persons and members of their families, should not accept gifts, gratuities or other accommodations from business contacts, brokers, securities salespersons, approved companies, suppliers, clients, or any other individual or organization with whom the Company has a business relationship which might in any way create or appear to create a conflict of interest or interfere with the impartial discharge of Company responsibilities to clients or place BCM in a difficult or embarrassing position.

GIFTS.

      Personal contacts may lead to gifts which are offered on a friendship basis and may be perfectly proper. It must be remembered, however, that business relationships cannot always be separated from personal relationships and that the integrity of a business relationship is always susceptible to criticism in hindsight where gifts are made or received.

      Under no circumstances may Covered Persons accept gifts from business contacts in the form of cash or cash equivalents. There may be an occasion where it might be awkward to refuse a token expression of appreciation given in the spirit of friendship. In such cases, the value should not exceed $100 in any 12-month period. Gifts received which are unacceptable according to this policy must be returned to the donors.

ENTERTAINMENT.

      The $100 limit on gifts not only applies to gifts of merchandise, but also covers the enjoyment or use of property or facilities for weekends, vacations, trips, dinners, and the like. However, this limitation does not apply to dinners, sporting events and other activities which are a normal part of a business relationship.

RESEARCH TRIPS.

      Occasionally, brokers or portfolio companies invite Covered Persons of BCM to attend or participate in research conferences, tours of portfolio companies' facilities, or meetings with the management of such companies. These invitations may involve traveling extensive distances to and from the sites of the specified activities and may require overnight lodging. Covered Persons may not accept any such invitations until approval has been secured from their supervisor. As a general rule, such invitations should only be accepted after a determination has been made that the proposed activity constitutes a valuable research opportunity which will be of primary benefit to BCM clients. All travel expenses to and from the sites of the activities and the expenses of any overnight lodging, meals or other accommodations provided in connection with such activities, should be paid for by BCM, except in situations where the costs are considered to be insubstantial and are not readily ascertainable.

Covered Persons may not accept reimbursement from brokers or portfolio companies for: travel and hotel expenses; speaker fees or honoraria for addresses or papers given before audiences; or consulting services or advice they may render. Likewise, Covered Persons may neither request nor accept loans or personal services from brokers or portfolio companies.

POLITICAL ACTIVITIES.

      Covered Persons are encouraged to participate and vote in all federal, state and local elections. No political contribution of corporate funds, direct or indirect, to any political candidate or party, or to any other organization that might use the contribution for a political candidate or party, or use of corporate property, services or other assets may be made without prior written approval of the CCO. These prohibitions cover not only direct contributions but also indirect assistance or support of candidates or political parties through the purchase of tickets to special dinners or other fund raising events, or the furnishing of any other goods, services or equipment to political parties or committees.

PROTECTION OF CORPORATE ASSETS.

      Covered Persons are responsible for taking measures to ensure that BCM's assets are properly protected. This responsibility not only applies to Company business facilities, equipment and supplies, but also to intangible assets such as: proprietary, research or marketing information; corporate trademarks and service marks; and copyrights.

QUALITY OF SERVICES.

      It is a continuing policy of BCM to provide investment products and services which: (1) meet applicable laws, regulations and industry standards;
(2) are offered to the public in a manner which ensures that each client/shareholder understands the objectives of each investment product selected; and (3) are properly advertised and sold in accordance with all applicable SEC, state and NASD rules and regulations.

      The quality of BCM's investment products and services and operations enhances the firm's reputation, productivity, profitability and market position. BCM's goal is to be a quality leader and to create conditions that allow and encourage all Covered Persons to perform their duties in an efficient, effective manner.

RECORD RETENTION.

      Under various federal and state laws and regulations, BCM is required to produce, maintain and retain various records, documents and other written communications. All Covered Persons shall comply with the reporting requirements set forth in the Code of Ethics.

REFERRAL FEES.

      Federal securities laws strictly prohibit the payment of any type of referral fee unless certain conditions are met. This would include any compensation to persons who refer clients or shareholders to us (e.g., brokers, registered representatives or any other persons) either directly in cash, by fee splitting, or indirectly by the providing of gifts or services (including the allocation of brokerage). No arrangements should be entered into obligating BCM or any Covered Person to pay a referral fee unless approved by the CCO.

RELEASE OF INFORMATION TO THE PRESS.

      All requests for information from the media concerning BCM's corporate affairs, Funds, investment services, investment philosophy and policies, and related subjects should be referred to the CCO for reply. Investment Personnel who are contacted directly by the press concerning a particular Fund's investment strategy or market outlook may use their own discretion, but are advised to check with the CCO if they do not know the reporter or feel it may be inappropriate to comment on a particular matter.

RESPONSIBILITY TO REPORT VIOLATIONS.

      Every Covered Person who becomes aware of a violation of this Code of Ethics is encouraged to report, on a confidential basis, the violation to the CCO. It is BCM's policy that no adverse action will be taken against any Covered Person who reports a violation in good faith.

SERVICE AS TRUSTEE, EXECUTOR OR PERSONAL REPRESENTATIVE.

      Covered Persons may serve as trustees, co-trustees, executors or personal representatives for the estates of or trusts created by close family members. Covered Persons may also serve in such capacities for estates or trusts created by non-family members. However if a Covered Person expects to be actively involved in an investment capacity in connection with an estate or trust created by a non-family member, he or she must first be granted permission by the CCO. If a Covered Person serves in any of these capacities, securities transactions effected in such accounts will be subject to the prior approval and reporting requirements of the Securities Transactions Policy.

SPEAKING ENGAGEMENTS AND PUBLICATIONS.

      Covered Persons are often asked to accept speaking engagements on the subject of investments, finance, or their own particular specialty within BCM. This is encouraged by the firm, as it enhances firm public relations, but Covered Persons should obtain approval from their supervisor before accepting such requests.

      Before making any commitment to write or publish any article or book on a subject related to investments or work at BCM, a Covered Person should obtain approval from their supervisor.

TRADING IN SECURITIES WITH MATERIAL, NON-PUBLIC INFORMATION.

      The purchase or sale of securities while in possession of material, non-public information is strictly prohibited by state and federal laws. Information is considered inside and material if it has not been publicly disclosed and is sufficiently important that it may be reasonably expected to affect the decision of a reasonable person to buy, sell or hold stock in a company. Under no circumstances may a Covered Person transmit such information to any other person, except to other Covered Persons who are required to be kept informed on the subject. All Covered Persons should read carefully and understand fully the Insider Trading Policy included elsewhere in this Code of Ethics.

UNDERSTANDING AS TO CLIENTS' ACCOUNTS AND COMPANY RECORDS AT TIME OF COVERED PERSON'S TERMINATION.

      The accounts of clients and Fund shareholders are the sole property of BCM. This applies to all clients for whom BCM acts as investment adviser, regardless of how or through whom the client relationship originated and regardless of who may be the counselor for a particular client. At the time of termination of employment with BCM, a Covered Person must:

      (1) Surrender to BCM in good condition any and all materials, reports or records (including all copies in possession or subject to the control of the Covered Person) developed by the Covered Person or any other person which are considered confidential information of BCM (except copies of any research material in the production of which the Covered Person participated to a material extent); and

      (2) Refrain from communicating, transmitting or making known to any person or firm any information relating to any materials or matters whatsoever which are considered by BCM to be confidential.

INTERNAL USE.

This Code of Ethics is intended solely for internal use by BCM and does not constitute an admission, by or on behalf of the Company, its controlling persons or persons they control, as to any fact, circumstance or legal conclusion. This Code of Ethics is not intended to evidence, describe or define any relationship of control between or among any persons. Further, this Code of Ethics is not intended to form the basis for describing or defining any conduct by a person that should result in such person being liable to any other person, except insofar as the conduct of such person in violation of the Code of Ethics may constitute sufficient cause for BCM to terminate or otherwise adversely affect such person's relationship with BCM.

QUESTIONS REGARDING THE CODE OF ETHICS.

      All questions regarding the Code of Ethics should be directed to BCM's CCO. In situations requiring interpretation of this Code of Ethics, the CCO will consult with, or refer the matter to, the Ethics Committee.

E.    PENALTY GUIDELINES

OVERVIEW.

      Covered Persons who violate any of the requirements, restrictions, or prohibitions of the Code of Ethics may be subject to sanctions imposed by the CCO.

      Upon learning of a potential deviation from, or violation of the Code of Ethics, the CCO will review and investigate the matter. The CCO, at his or her discretion, may present the matter to the Ethics Committee for further review, investigation and evaluation. The CCO and/or Ethics Committee, upon review and investigation, will either conclude that there was no violation or deviation from the Code of Ethics, or will impose, at their discretion, sanctions commensurate to the infraction.

PENALTY GUIDELINES.

      The penalties imposed by the CCO or Ethics Committee will vary depending on the seriousness of the violation and the intent of the party involved.

      The CCO or Ethics Committee may impose any or all of the sanctions below, or any other sanctions they deem appropriate, including termination, immediately and without notice, if it is determined that the severity of any violation or violations warrants such action. All sanctions imposed will be documented in such person's personal trading file maintained by BCM, and will be reported to the Board of Directors.

      The following is a list of sanctions that may be imposed on persons who fail to comply with the Code of Ethics. This list is not intended to be an exhaustive or exclusive list of penalties; any sanctions imposed will depend on the nature of the violation. Some of the penalties which may be imposed are:

- memo of reprimand which outlines the violation of the Code of Ethics and sets forth the importance of the Code of Ethics and responsibilities of all Covered Persons;

- a personal meeting with a BCM officer to discuss any violations of the Code of Ethics in detail;

-     disgorgement of profits;

-     letter of censure;

-     fines;

-     withholding of bonus;

-     suspension;

-     termination of employment;

- notification to appropriate governmental, regulatory and/or legal authorities.

                               STATEMENT OF POLICY

                                       ON

                             SECURITIES TRANSACTIONS

A.    BACKGROUND INFORMATION.

LEGAL REQUIREMENT.

      In accordance with the requirements of Exchange Act, the '40 Act, the Investment Advisers Act of 1940 (the "Advisers Act"), and the Insider Trading and Securities Fraud Enforcement Act of 1988 (the "Enforcement Act"), BCM has adopted this Securities Transactions Policy.

BROWN CAPITAL MANAGEMENT'S FIDUCIARY POSITION.

      As an investment adviser, BCM is in a fiduciary position which requires the firm to act with an eye only to the benefit of its clients, avoiding those situations which might place, or appear to place, the interests of BCM or its employees in conflict with the interests of clients.

PURPOSE OF SECURITIES TRANSACTIONS POLICY.

      The Securities Transactions Policy was developed to help guide BCM and Covered Persons in the conduct of their personal investments and in order to:
(i) prevent, as well as detect, the misuse of material, non-public information;
(ii) eliminate the possibility of a transaction occurring that the SEC or other regulatory bodies would view as illegal; and (iii) avoid situations where it might appear that BCM or any of its officers, directors or employees had personally benefited at the expense of a client or fund shareholder.

      All persons are urged to consider the reasons for the adoption of this Securities Transactions Policy. BCM's reputation could be adversely affected as the result of even a single transaction considered questionable in light of the fiduciary duty BCM owes to its clients.

B.    OVERVIEW

      In general, it is unlawful for persons affiliated with investment companies, their principal underwriters or their investment advisers to engage in personal transactions in securities held or to be acquired by a registered investment company, if such personal transactions are made using fraudulent, deceptive and manipulative practices. Each registered investment adviser must adopt its own written Code of Ethics containing provisions reasonably necessary to prevent its employees from engaging in such conduct, and to maintain records, use reasonable diligence, and institute such procedures as are reasonably violations of its Code of Ethics. This Securities Transactions Policy and information reported hereunder, along with the other sections of the Code of Ethics, will enable BCM to fulfill these requirements.

APPLICABILITY.

      The following activities are prohibited for applicable Covered Persons (remember, if a person works at BCM full-time, part-time, temporarily or on a contract basis, or is a Director, they are a Covered Person). Persons who violate any prohibition may be required to disgorge any profits realized in connection with such violation to a charitable organization selected by the Ethics Committee and may be subject to other sanctions imposed by the Company, as outlined in the Penalty Guidelines in the Statement of Conduct section of the Code of Ethics.

      This Securities Transactions Policy applies to all direct or indirect acquisitions or dispositions of Covered Securities, whether by purchase, sale, tender offers, stock purchase plan, gift, inheritance, or otherwise. Unless otherwise noted, the following trading restrictions also are applicable to any transaction in a Covered Security Beneficially Owned by a Covered Person. Outside Directors are exempt from certain trading restrictions because of their limited access to current information regarding client investments.

      Any disgorgement of profits required under any of the following provisions shall be donated to a charitable organization selected by the Ethics Committee. However, if disgorgement is required as a result of trades by Investment Persons that conflicted with their own clients, disgorgement proceeds shall be paid directly to such clients. If disgorgement is required under more than one provision, the Ethics Committee shall determine which provision shall control.(1)

EXCLUDED TRANSACTIONS.

      Some or all of the trading restrictions listed below do not apply to the following transactions; however, these transactions must still be reported to the CCO (see Reporting Requirements):

      - Tender offer transactions are exempt from all trading restrictions except preclearance.

---------------------
(1) Unless otherwise noted, restrictions on personal transactions apply to transactions involving Covered Securities, including any derivative thereof. When determining the amount of disgorgement required with respect to a derivative, consideration will be given to price differences in both the derivative and the underlying securities, with the lesser amount being used for purposes of computing disgorgement. For example, in determining whether reimbursement is required when the applicable personal trade is in a derivative and the client transaction is in the underlying security, the amount shall be calculated using the lesser of (a) the difference between the price paid or received for the derivative and the closing bid or ask price (as appropriate) for the derivative on the date of the client transaction, or (b) the difference between the last sale price, or the last bid or ask price (as appropriate) of the underlying security on the date of the derivative transaction, and the price received or paid by the client for the underlying security. Neither preclearance nor disgorgement shall be required if such person's transaction is to close, sell or exercise a derivative within five days of its expiration.

      - The acquisition of securities through automatic stock purchase plans are exempt from all trading restrictions

      - No reporting requirements are required with respect to securities held in accounts over which the access person had no direct or indirect influence or control.

      - The acquisition of securities through stock dividends, automatic dividend reinvestment plans, stock splits, reverse stock splits, mergers, consolidations, spin-offs, or other similar corporate reorganizations or distributions generally applicable to all holders of the same class of such securities are exempt from all trading restrictions. The acquisition of securities through the exercise of rights by an issuer pro rata to all holders of a class of securities, to the extent the rights were acquired in the issue, are exempt from all trading restrictions.

      - The acquisition of securities by gift or inheritance is exempt from all trading restrictions. (Note: the SALES of securities acquired by gift or inheritance ARE subject to all trading restrictions of the Code of Ethics).

C.    DISCLOSURE OF CONFLICTS.

      If an Investment Person is planning to invest or make a recommendation to invest in a security for a client, and such person has a material interest in the security, such person must first disclose such interest to his or her supervisor or the CCO. The supervisor or CCO shall conduct an independent review of the recommendation to purchase the security for clients. The supervisor or the CCO may review the recommendation only if he or she has no material interest in the security. A material interest is Beneficial Ownership of any security (including derivatives, options, warrants or rights), offices, directorships, significant contracts, or interests or relationships that are likely to affect such person's judgment.

D.    PRECLEARANCE.

      Access Persons (except Outside Directors) must obtain preclearance prior to engaging in any personal transaction in Covered Securities.

PRECLEARANCE PROCEDURES.

      Access Persons must obtain preclearance for all applicable transactions in Covered Securities in which such person has a Beneficial Ownership interest. A PRECLEARANCE FORM must be completed and forwarded to the CCO. The CCO shall promptly notify the person of approval or denial of the transaction. Notification of approval or denial of the transaction may be given verbally; however, it shall be confirmed in writing within seventy-two (72) hours of verbal notification. When preclearance has been approved, the person then has three business days from and including the day of first notification to execute the trade.

REASONS FOR DISALLOWING PROPOSED TRANSACTIONS.

      A proposed securities transaction will be disapproved if:

      - Purchases and Sales Within 7 Days The security has been purchased or sold by any client of BCM within seven (7) days immediately prior to the date of the proposed transaction. If all clients have eliminated their holdings in a particular security, the seven day restriction is not applicable to a Covered Person's transactions in the security.

      - Purchases and/or Sales Being Considered The security is being actively considered for purchase or sale for the account of a client of BCM even though no order has been placed.

      - Securities Subject to Internal Trading Restrictions The security is limited or restricted by BCM as to purchase or sale for client accounts.

A securities transaction may also be disapproved by the CCO based on any other reasonable justification.

PRECLEARANCE OF TENDER OFFERS AND STOCK PURCHASE PLANS.

      Access Persons (other than Outside Directors) who wish to participate in a tender offer or stock purchase plan must preclear such trades with the CCO prior to submitting notice to participate in such tender offer or notice of participation in such stock purchase plan to the applicable company. To preclear the trade, the CCO shall consider all material factors relevant to a potential conflict of interest between the Access Person and clients. In addition, any increase of $100 or more to a pre-existing stock purchase plan must be precleared.

E.    OTHER TRADING RULES

IPOS AND HOT ISSUES AND LIMITED OFFERINGS.

      Access Persons must obtain the approval of the CCO before directly or indirectly acquiring Beneficial Ownership in any securities in an Initial Public Offering or Limited Offering. In making this decision, the CCO will determine whether the proposed transaction presents a conflict of interest with any of the firm's clients or otherwise violates the Code of Ethics. The CCO will also determine whether the following conditions have been met:

      1.    The purchase is made through the Access Person's regular broker;

      2. The number of shares to be purchased is commensurate with the normal size and activity of the Access Person's account;

      3. The transaction otherwise meets the requirement of the NASD's rules on "free riding" and withholding.

      A Covered Person will not be permitted to purchase in an underwritten new or secondary issue or in the aftermarket for the first five (5) trading days following that issue if the issue has been purchased or sold by any client of BCM in an Initial Public Offering or Limited Offering.

60 DAY "SHORT SWING PROFIT" RULE.

      Access Persons (except Outside Directors) shall disgorge any profits realized on a transaction in which a purchase and subsequent sale, or a sale and subsequent repurchase, of the same or equivalent Covered Security occurred within sixty (60) calendar days, and if a client of BCM held or traded the Covered Security traded by the Access Person within sixty (60) calendar days of the Access Person's purchase-sale or sale-repurchase transaction.

BLACKOUT PERIOD.

      No Access Person may engage in a transaction in a Covered Security when such person knows or should have known at the time there to be pending, on behalf of any client, a "buy" or "sell" order in that same security. The existence of pending orders will be checked by the CCO as part of the Preclearance process. Preclearance may be given when any pending client order is completely executed or withdrawn.

FIFTEEN DAY "PRICE ADVANTAGE" RULE

      Any Access Person (except Outside Directors) who purchases or sells a

Covered Security for his or her own behalf in the fifteen (15) calendar days prior to the purchase or sale of that Covered Security by a BCM client must disgorge any price advantage realized on his or her personal purchase or sale of that Covered Security. The price advantage on a purchase or sale is the favorable difference between the price paid or received by the Access Person for the Covered Security and the least favorable price paid or received by the BCM client for the Covered Security during the fifteen (15) day period. (2) The Ethics Committee has the authority, by unanimous action, to exempt any Access Person from the fifteen (15) day rule if such person is selling the Covered Security to raise capital to fund a significant life event. For example, purchasing a home or automobile, or paying medical or education expenses. In order for the Ethics Committee to consider such exemption, the life event must occur within thirty (30)

------------------
(2) Personal purchases are matched only against subsequent client purchases and personal sales are matched only against subsequent client sales for purposes of this restriction. EXAMPLE: On day 1 an Access Person purchases Security X for his personal account for $25 a share. On day 10, a BCM client purchases Security X for $27 a share. On day 13, a BCM client purchases Security X for $30 a share. Applying the fifteen day rule, the Access Person would need to disgorge to BCM $5 for every share of stock of Security X he or she purchased, because the price advantage was the difference between the purchase price of the Access Person ($25) and the least favorable (i.e. highest) price paid by a client ($30). This provision also applies to sales. EXAMPLE: On day 1 an Access Person sells Security X from his personal account for $25 a share. On day 10, a BCM client sells Security X for $23 a share. On day 13, a BCM client sells Security X for $15 a share. Applying the fifteen day rule, the Access Person would need to disgorge to BCM $10 for every share of stock of Security X he or she sold, because the price advantage was the difference between the sale price of the Access Person ($25) and the least favorable (i.e. lowest) price received by a client ($15). The only difference in sales situations is that the Ethics Committee may waive this provision for a life event.

calendar days of the security transaction, and the person must provide written confirmation of the event.

SEVEN DAY RULE.

      Any Investment Person who purchases or sells a Covered Security on his or her own behalf within seven (7) calendar days of the purchase or sale of that Covered Security by a BCM client acting on the recommendation of an Investment Person shall disgorge any profits realized on such purchase or sale.

SHORT SALES.

      Any Access Person who sells short a Covered Security that such person knows or should have known is held long by any client shall disgorge any profit realized on such transaction. This prohibition shall not apply, however, to securities indices or derivatives thereof (such as futures contracts on the S&P 500 index). Client ownership of Covered Securities will be checked as part of the Preclearance process.

HEDGE FUNDS, INVESTMENT CLUBS AND OTHER INVESTMENTS

      No Access Person (except Outside Directors) may participate in hedge funds, partnerships, investment clubs, or similar investment vehicles, unless such person does not have any direct or indirect influence or control over the trading. Covered Persons wishing to rely upon this provision must submit a CERTIFICATION OF NON-INFLUENCE AND NON-CONTROL FORM to the CCO for approval. (See the Non-Influence and Non-Control Accounts section below.)

CAUTION REGARDING PERSONAL TRADING ACTIVITIES.

      Certain personal trading activities may be risky not only because of the nature of the transactions, but also because action necessary to close out a position may become prohibited for some Covered Persons while the position remains open. For example, if BCM becomes aware of material nonpublic information, or if a client is active in a given security, some Covered Persons may find themselves "frozen" in a position. BCM will not bear any losses in personal accounts resulting from the application of this Code of Ethics. All Covered Persons who engage in personal trading activity, by signing the ACKNOWLEDGMENT OF RECEIPT FORM, are acknowledging that they understand these risks.

F.    REPORTING REQUIREMENTS.

ACCOUNT REPORTS.

      Covered Persons must notify the CCO of each brokerage account in which they have a Beneficial Ownership interest, must notify the broker or financial institution in writing of his or her association with BCM, and must arrange for their brokers or financial institutions to provide to the CCO, on a timely basis, duplicate account statements and confirmations showing all transactions in brokerage or commodities accounts in which they have a Beneficial Ownership interest. A PERSONAL BROKERAGE ACCOUNT DISCLOSURE FORM should be completed for this purpose.

      Please note that, if such person does not trade Covered Securities in a particular brokerage or commodities account (e.g., trading mutual funds in a Schwab account), the employee must complete a "no activity form" within 10 days after month end in lieu of the broker statement if the brokerage firm does not generate statements for no activity.. However, if such person only uses a particular brokerage account for checking account purposes, and not investment purposes, he or she may, in lieu of reporting duplicate account statements, report duplicate trade confirmations and make a quarterly representation to the CCO indicating that no investment transactions occurred in the account during the calendar quarter.

      Certain transactions might not be reported through a brokerage account, such as private placements, inheritances or gifts. To the extent any transaction involves the acquisition of a Covered Security, it is subject to the reporting requirements of this Code of Ethics. Access Persons must report the acquisition of Covered Securities using a PERSONAL SECURITIES TRANSACTION REPORT as noted below.

ACCESS PERSONS TRADING AND HOLDING REPORTS.

      Access Persons are required to file the following reports with the CCO:

      1. HOLDINGS REPORT - Access Persons must, within ten (10) calendar days after becoming an Access Person, provide the CCO with a Holdings Report which lists the title, number of shares and principal amount of each Covered Security in which the Access person has any direct or indirect Beneficial Ownership and the name of any broker, dealer or bank with whom the Access Person maintains an account in which any securities were held for the direct or indirect benefit of the Access Person. In addition, such persons must provide a brief description of any positions held (e.g., director, officer, other) with entities other than BCM. The report must contain information current as of no more than ten (10) calendar days from the time the report is submitted.

      2. PERSONAL SECURITIES TRANSACTIONS REPORT (no change)Access Persons must provide a Personal Securities Transaction Report within ten
            (10) calendar days after any month-end showing all transactions in Covered Securities for which confirmations are known by such person to not have been timely provided to BCM, and all such transactions that are not effected in brokerage or commodities accounts, including without limitation non-brokered private placements, and transactions in securities that are in certificate form, which may include gifts, inheritances, and other transactions in Covered Securities. This Report will include the date of any transaction, the title, interest rate, maturity date (if applicable), the number of shares and principal amount of each Covered Security involved, and the nature of the transaction, the price of the Covered Security at which the transaction was effected and the name of the broker, dealer or banker with or through which the transaction was effected. BCM

            (no change)Access Persons must promptly comply with any request of the CCO to provide transaction reports regardless of whether their broker has been instructed to provide duplicate confirmations. Such reports may be requested, for example, to check that all applicable confirmations are being received or to supplement the requested confirmations where a broker is difficult to work with or otherwise fails to provide duplicate confirmations on a timely basis. CCO

      3. Annual Holdings Report -Access Persons must provide an Annual Holdings Report within thirty (30) days after the end of the year. This Report must include: (i) the title and exchange ticker symbol or CUSIP number, type of security, number of shares and principal amount of each reportable security in which the access person has any direct or indirect beneficial ownership; (ii) the name of any broker, dealer or bank with which the access person maintains an account in which any securities are held for the access person's direct or indirect benefit; and (iii) the date the report is submitted.

NON-ACCESS PERSONS.

      Non-Access Persons who engage in an aggregate of $25,000 or more of transactions in Covered Securities within a calendar year must provide the CCO with an PERSONAL SECURITIES TRANSACTION REPORT listing all such transactions in all accounts in which such person has a Beneficial Ownership interest. The CCO will request this information annually.

NON-INFLUENCE AND NON-CONTROL ACCOUNTS.

      This Securities Transactions Policy shall not apply to any account, partnership, or similar investment vehicle over which a Covered Person has no direct or indirect influence or control. Covered Persons wishing to rely upon this provision are required to receive approval from the CCO. Covered Persons must submit proof of discretionary authority by the company managing their account and must submit quarterly statements to the CCO.

OTHER REQUIRED FORMS

      In addition to the PRECLEARANCE FORM, PERSONAL BROKERAGE ACCOUNT DISCLOSURE FORM, HOLDINGS REPORT (INITIAL & ANNUAL), and Personal Securities Transactions Report , the following forms must be completed if applicable:

      1. ACKNOWLEDGMENT OF RECEIPT FORM - Each Covered Person must provide Compliance with an Acknowledgment of Receipt Form within ten (10) calendar days of commencement of employment or other services certifying that he or she has received a current copy of the Code of Ethics and acknowledges, as a condition of employment, that he or she will comply with the Code of Ethics in their entirety.

      2. ACKNOWLEDGMENT OF AMENDMENT FORM. Each Covered Person must provide Compliance with an Acknowledgment of Amendment Form within ten (10) calendar days after the amendments have been distributed. The signing and return of this form acknowledges your receipt and understanding of the changes to the Code of Ethics.

      3. ANNUAL CERTIFICATION FORM - Each Covered Person must provide Compliance annually within thirty (30) calendar days from date of request with an Annual Certification Form certifying that he or she has:

            a)    received, read and understands the Code of Ethics;

            b)    complied with the requirements of the Code of Ethics; and

            c) disclosed or reported all open brokerage and commodities accounts, personal holdings and personal securities transactions required to be disclosed or reported pursuant to the requirements of the Code of Ethics.

      4. OUTSIDE DIRECTOR REPRESENTATION FORM - All Outside Directors must, upon commencement of services and annually thereafter, provide the CCO with an Outside Director Representation Form. The Form declares that such persons agree to refrain from trading in any securities when they are in possession of any information regarding trading recommendations made or proposed to be made to any client by any Access Person. The Outside Directors of Brown Capital are subject to the same reporting requirements as Access Persons except that PERSONAL SECURITIES TRANSACTIONS REPORTS need only be filed quarterly. Specifically: (1) each securities transaction report must be filed with the CCO no later than ten (10) days after the end of the calendar quarter in which the transaction was effected; (2) a report must be filed for each quarter, regardless of whether there have been any reportable transactions.

REVIEW OF RECORDS, FORMS AND REPORTS.

      The CCO will review all transactions and holding reports to detect conflicts of interest, abusive practices or breaches of the BCM Code of Ethics.

G.    MISCELLANEOUS RULES REGARDING PERSONAL SECURITIES TRANSACTIONS.

DEALING WITH CLIENTS.

      Covered Persons may not, directly or indirectly, sell to or purchase from a client any Covered Security. This prohibition does not preclude Covered Persons from purchasing and redeeming shares from any Fund.

MARGIN ACCOUNTS.

      While brokerage margin accounts are discouraged, Access Persons may open and maintain margin accounts for the purchase of securities, provided such accounts are with brokerage firms with which such person maintains a regular brokerage account, and all account activities are reported to BCM as required in this Securities Transactions Policy.

TRADING ACTIVITY.

      Covered Persons are discouraged from engaging in patterns of securities transactions which are either:

      1. so excessively frequent as to potentially impact an Covered Person's ability to carry out his or her assigned responsibilities; or

      2. involve securities positions which are disproportionate to or inappropriate for such person's net assets and financial condition.

OWNERSHIP REPORTING REQUIREMENTS - 0.5% OWNERSHIP.

      If an Access Person owns more than 1/2 of 1% of the total outstanding shares of a public company (or any company anticipating a public offering of an equity security), he or she must immediately report in writing such fact to the CCO, providing the name of the publicly owned company and the total number of such company's shares beneficially owned.

CONFIDENTIALITY OF RECORDS.

      BCM makes every effort to protect the privacy interests of all persons in connection with all reports, records and forms submitted to the Company.

QUESTIONS ABOUT SECURITIES TRANSACTIONS POLICY.

      All persons are urged to seek the advice of the CCO when they have questions as to the application of this Securities Transactions Policy to their individual circumstances.

SANCTIONS.

      Strict compliance with the provisions of this Securities Transactions Policy is considered a basic provision of association with BCM. The CCO is responsible for administering this Securities Transactions Policy. In fulfilling this function, the CCO will institute written procedures as he or she deems reasonably necessary to monitor compliance with this Securities Transactions Policy and to otherwise prevent or detect violations. Upon discovering a material violation of this Securities Transactions Policy, the CCO may impose sanctions under the Penalty Guidelines set forth in the Statement of Conduct, or such other sanctions as the CCO deems appropriate. In addition, a violation of this Securities Transactions Policy may require the surrender of any profit realized from any transaction, as set forth above. All material violations

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

of this Securities Transactions Policy and any sanctions imposed with respect thereto shall be reported to the Board of Directors of BCM and to the Board of Directors of any Funds with respect to whose securities any such violations may have been involved.

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

                               STATEMENT OF POLICY

                                       ON

                                 INSIDER TRADING



A.    BACKGROUND INFORMATION.

INTRODUCTION.

      In recent years, "insider trading" has become a top enforcement priority of the SEC. In 1988, the Insider Trading and Securities Fraud Enforcement Act (the "Enforcement Act") was signed into law. The Enforcement Act has had a far reaching impact on all public companies and especially those engaged in the securities brokerage or investment advisory industries, including directors, executive officers and other controlling persons of such companies. While the Enforcement Act does not provide a statutory definition of "insider trading," it contains major changes to the previous law. Specifically, the Enforcement Act:

      Written Procedures. Adds new sections to federal securities laws to require SEC-registered brokers, dealers and investment advisers to establish, maintain and enforce written policies and procedures reasonably designed to prevent the misuse of material, non-public information by such persons.

      Civil Penalties. Imposes severe civil penalties on brokerage firms, investment advisers, their management and advisory personnel and other "controlling persons" who fail to take adequate steps to prevent insider trading and illegal tipping by employees and other "controlled persons." Persons who directly or indirectly control violators, including entities such as BCM and their officers and directors, now face penalties up to the greater of $1,000,000 or three times the amount of profit gained or loss avoided as a result of the violation.

      Criminal Penalties. Increases the penalties for criminal securities law violations:

      -     Maximum jail term -- from five to 10 years;

      - Maximum criminal fine for individuals -- from $100,000 to $1,000,000;

      -     Maximum criminal fine for entities -- from $500,000 to $2,500,000.

      Private Right Of Action. Establishes a new statutory private right of action on behalf of contemporaneous traders against insider traders and their controlling persons.

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

      Bounty Payments. Authorizes the SEC to award bounty payments to persons who provide information leading to the successful prosecution of insider trading violations. Bounty payments are at the discretion of the SEC, up to 10% of the penalty imposed.

PURPOSE OF INSIDER TRADING POLICY.

      The purpose of this Insider Trading Policy is to comply with the Enforcement Act's requirement to establish, maintain, and enforce written procedures designed to prevent insider trading. This Insider Trading Policy explains: (i) the general legal prohibitions and sanctions regarding insider trading; (ii) the meaning of the key concepts underlying the prohibitions; (iii) the obligations of each Covered Person in the event he or she comes into possession of material, non-public information; and (iv) the firm's educational program regarding insider trading. BCM has separately adopted a Securities Transactions Policy which generally requires all Access Persons to obtain prior clearance with respect to all their personal securities transactions and also to report such transactions on a timely basis to management.

THE BASIC INSIDER TRADING PROHIBITION.

      The "insider trading" doctrine under federal securities laws generally prohibits any person whatsoever from:

      - trading in a security while in possession of material, non-public information regarding the security;

      -     tipping such information to others;

      - recommending the purchase or sale of securities while in possession of such information;

      -     assisting someone who is engaged in any of the above activities.

      Thus, "insider trading" is not limited to insiders of the company whose securities are being traded. It applies to anyone in possession of such information and can include non-insiders, such as investment analysts, portfolio managers and stockbrokers. In addition, it is not limited to persons who trade. It also covers persons who "tip" material, non-public information or recommend transactions in securities to others while in possession of such information.

B.    POLICY.

POLICY OF BCM ON INSIDER TRADING.

      It is the policy of BCM to forbid Covered Persons, while in possession of material, non-public information, from trading securities or recommending transactions, either personally or in its proprietary accounts or on behalf of others (including mutual funds and private accounts), or communicating material, non-public information to others in violation of federal securities laws.

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

"NEED TO KNOW" POLICY.

      All information regarding planned, prospective or ongoing securities transactions by BCM must be treated as confidential. Such information must be confined, even within the firm, to only those individuals who must have such information in order for BCM to carry out its engagement properly and effectively. Ordinarily, these prohibitions will restrict information to only those persons who are involved in the matter.

C.    PENALTIES.

SANCTIONS.

      Severe penalties for trading on material, non-public information exist, both for the individuals involved and their employers. A Covered Person who violates the insider trading laws can be subject to some or all of the penalties described below, even if he or she does not personally benefit from the violation:

      -     Jail sentences;

      -     Criminal fines;

      -     Triple money damages;

      -     Injunctions;

      -     Return of profits;

      - Civil penalties for the person who committed the violation (which would, under normal circumstances, be the Covered Person and not the firm) of up to three times the profit gained or loss avoided, whether or not the individual actually benefitted; and

      - Civil penalties for BCM (and other persons, such as managers and supervisors, who are deemed to be controlling persons) of up to the greater of $1,000,000 or three times the amount of the profit gained or loss avoided.

In addition, any violation of this Insider Trading Policy can be expected to result in serious sanctions being imposed by BCM, including dismissal of the person(s) involved, as described in the Penalty Guidelines of the Statement of Conduct.

D.    OVERVIEW.

BASIC CONCEPTS OF INSIDER TRADING.

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

      The four critical concepts in insider trading cases are: (1) whether a duty to refrain from such trading exists, based either upon a pre-existing fiduciary duty or a misappropriation theory; (2) the "materiality" of the information involved; (3) whether the information involved is "insider information," that is, non-public; and (4) whether the person involved is deemed to have possession of the involved information. Each concept is discussed briefly below.

FIDUCIARY DUTY/MISAPPROPRIATION.

      The United States Supreme Court has ruled that insider trading and tipping violate the federal securities law if the trading or tipping of the information results in a breach of duty of trust or confidence.

      A typical breach of duty arises when an insider, such as a corporate officer, purchases securities of his or her corporation on the basis of material, non-public information. Such conduct breaches a duty owed to the corporation's shareholders. The duty breached, however, need not be to shareholders to support liability for insider trading; it could also involve a breach of duty to a client, an employer, employees, or even a personal acquaintance.

      The concept of who constitutes an "insider" is broad, it includes officers, directors and employees of a company. In addition, a person can be a "temporary insider" if he or she enters into a confidential relationship in the conduct of a company's affairs and, as a result, is given access to information solely for the company's purpose. Any person may become a temporary insider of a company if he or she advises the company or provides other services, provided the company expects such person to keep any material, non-public information disclosed confidential.

      Apart form the breach of a duty discussed above, other court decisions now hold that under a "misappropriation" theory, an outsider (such as an investment analyst) may be liable if he or she breaches a duty to anyone by: (1) obtaining information improperly; or (2) using information that was obtained properly for an improper purpose. For example, if information is given to an analyst on a confidential basis and the analyst uses that information for trading purposes, liability could arise under the misappropriation theory. Similarly, an analyst who trades in breach of a duty owed either to his or her employer or client may be liable under the misappropriation theory.

      The situations in which a person can trade while in possession of material, non-public information without breaching a duty are so complex and uncertain that the only safe course is not to trade, tip or recommend securities while in possession of material, non-public information.

MATERIALITY.

      Insider trading restrictions arise only when the information that is used for trading, tipping or recommendations is "material." The information need not be so important that it would have actually changed an investor's decision to buy or sell; rather, it is enough if a reasonable investor would consider it important in reaching his or her investment decision - that is, the investor would attach actual significance to the information in the total mix of data

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

considered when making his or her investment decision. It is impossible to make a complete catalog of all "material" information, but the following recurring types of events are illustrative of what is considered material: significant mergers or acquisitions, stock splits, adoption of a dividend policy or changes in dividends, major increases or decreases in revenues or profits not previously announced, changes in key senior executives, and important new contracts, products or services.

      Resolving Close Cases. The Supreme Court has held that, in close cases, doubts about whether or not information is material should be resolved in favor of a finding of materiality.

      Effect on Market Price. Any information that, upon disclosure, is likely to have a significant impact on the market price of a security should be considered material.

      Future Events. The materiality of facts relating to the possible occurrence of future events depends on the likelihood that the event will occur and the significance of the event if it does occur.

NON-PUBLIC VS. PUBLIC INFORMATION.

      Any information which is not "public" is deemed to be "non-public." Just as an investor is permitted to trade on the basis of information that is not material, he or she may also trade on the basis of information that is public. Information is considered public if it has been disseminated in a manner making it available to investors generally. An example of non-public information would include material information provided to a select group of analysts but not made available to the investment community at large. Set forth below are a number of ways in which non-public information may be made public.

      Disclosure to News Services and National Papers. The U.S. stock exchanges require exchange-traded issuers to disseminate material, non-public information about their companies to: (1) the national business and financial newswire services (Dow Jones and Reuters); (2) the national service (Associated Press); and (3) The New York Times and The Wall Street Journal.

      Local disclosure. An announcement by an issuer in a local newspaper might be sufficient for a company that is only locally traded, but might not be sufficient for a company that has a national market.

      Information in SEC Reports. Information contained in reports filed with the SEC will be deemed to be public.

      Information in Brokerage Reports. Information published in bulletins and research reports disseminated by brokerage firms will, as a general matter, be deemed to be public.

      If BCM itself is in possession of material, nonpublic information with respect to a security before such information is disseminated to the public (i.e., such as being

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

      disclosed in one of the public media described above), BCM and all Covered Persons must wait a sufficient period of time after the information is first publicly released before trading or initiating transactions to allow the information to be fully disseminated.

CONCEPT OF POSSESSION.

      It is important to note that the SEC takes the position that the law regarding insider trading prohibits any person from trading in a security in violation of a duty of trust and confidence merely while in possession of material, non-public information regarding the security -- trading on the basis of the material, non-public information is not required to be guilty insider trading. To illustrate the problems created by the use of this expansive "possession" standard, as opposed to the more narrow "caused" standard, note that if the investment committee to a Fund were to obtain material, non-public information about one of its portfolio companies, that Fund would be prohibited from trading in the securities to which that information relates. The prohibition would last until the information is no longer material or non-public.

TENDER OFFERS.

      Tender offers are subject to particularly strict regulation under the securities laws. Specifically, trading in securities which are the subject of an actual or impending tender offer by a person who is in possession of material, non-public information relating to the offer is illegal, regardless of whether there was a breach of fiduciary duty. Under no circumstances should any Covered Person trade in securities while in possession of material, non-public information regarding a potential tender offer.

E.    PROCEDURES.

PROCEDURES TO BE FOLLOWED WHEN RECEIVING MATERIAL, NON-PUBLIC INFORMATION.

      Whenever a Covered Person comes into possession of material, non-public information regarding a public company, he or she should immediately contact the CCO and refrain from disclosing the information to anyone else, including other persons within BCM, unless specifically advised to the contrary.

Specifically, Covered Persons may not:

      - Trade in securities to which the material, non-public information relates;

      -     Disclose the information to others; or

      - Recommend purchases or sales of the securities to which the information relates.

      If the CCO determines that the information is material and non-public, he or she will decide whether or not to place the security on a restricted list of securities (the "Restricted List") in order to prohibit trading in the security by both clients and Covered Persons. The Restricted List is highly confidential and should, under no circumstances, be disseminated to anyone

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

outside BCM. The inclusion of a company on the Restricted List means only that BCM has determined that trading in that issuer's securities is prohibited. It does not mean that BCM personnel are free to trade in other securities. All securities transactions are subject to the Securities Transactions Policy of this Code of Ethics.

EDUCATION PROGRAM.

      While the probability of research analysts and portfolio managers being exposed to material, non-public information with respect to companies considered for investment by clients is greater than that of other Covered Persons, it is imperative that all Covered Persons have a full understanding of this Insider Trading Policy.

      To insure that all Covered Persons are properly informed of and understand BCM's policy with respect to insider trading, the following program has been adopted.

      Initial Review for New Covered Persons. All new Covered Persons will be given a copy of this Insider Trading Policy at the time of their employment and will be required to certify that they have read it by completing the ACKNOWLEDGMENT OF RECEIPT FORM. The CCO will review the Insider Trading Policy with each new research analyst, counselor and trader at the time of his/her employment.

      Distribution of Revised Insider Trading Policy. Any time this Insider Trader Policy is revised, copies will be distributed to all Covered Persons.

      Annual Certification. Each Covered Person must certify annually on an ANNUAL CERTIFICATION FORM that they have read and reviewed the Code of Ethics and complied with the requirements of the Code of Ethics.

QUESTIONS.

      The situations in which a person can trade while in possession of material, non-public information without breaching a duty are so complex and uncertain that BCM has adopted a policy that the only safe course of action is not to trade, tip or recommend securities while in possession of material, non-public information. You legitimately may be uncertain about the application of this Insider Trading Policy in particular circumstances. If you have any questions regarding the application of the Insider Trading Policy or you have any reason to believe that a violation of the Insider Trading Policy has occurred or is about to occur, you should contact the CCO or a supervisor immediately.

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